Exhibit 99.1

CORPORATE PARTICIPANTS

Quintin Kneen Gulfmark Offshore Inc - President & CEO

Jay Mitchell Gulfmark Offshore Inc - CFO

David Rosenwasser Gulfmark Offshore Inc - COO

CONFERENCE CALL PARTICIPANTS

Matthias Detjen Morgan Stanley - Analyst

George O'Leary Tudor, Pickering, Holt & Co. Securities - Analyst

J.B. Lowe Cowen and Company - Analyst

Turner Holm Clarksons Platou Securities - Analyst

Cole Sullivan Wells Fargo Securities, LLC - Analyst

Mark Brown Global Hunter Securities, LLC - Analyst

PRESENTATION

Operator

Welcome, everyone, to the GulfMark Offshore first quarter 2015 earnings conference call. My name is Zilda, and I will be your conference specialist for this presentation. On the call today are Quintin Kneen, President and Chief Executive Officer; Jay Mitchell, Chief Financial Officer; and David Rosenwasser, Chief Operation Officer.

(Operator Instructions)

Please note, this event is being recorded. This conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties, and other factors. These risks are more fully disclosed in the Company's filing with the SEC.

The forward-looking comments on this conference call should not therefore be regarded as representations, and that the projected outcomes can, or will be achieved. Thank you. I would now like to call over to Mr. Quintin Kneen. Please go ahead.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Thank you, Zilda. Hello again, everyone, and welcome to the first quarter 2015 GulfMark earnings conference call. The format for today's call will follow our traditional earnings call format. I have some prepared remarks on the first quarter, and on current market conditions. Then I will hand it over to Jay to go over the quarterly numbers and our guidance in more detail. Next, David will give us an update on current operations around the world, and then we will open it up for questions.

The first quarter turned out a bit better than we anticipated. Revenue was on a high end of the guidance range, and expenses were on the low end. A degree of predictability is always nice. A lot more profitability would certainly be better. But at this point in the cycle, it's about resizing the businesses quickly and as effectively as possible, and we're doing just that.

We continue to look for ways to liquidate underutilized vessels, reduce labor costs, and to achieve greater scale from our general and administrative spending. Our Board of Directors and our executive management team all offer compensation reductions, which were accepted, and we materially reduced mariner labor costs in the US Gulf of Mexico, and we are working through labor cost and benefit reductions in other areas of the world as well. As the down cycle evolves, we will continue to adjust our cost structure to reflect the current and anticipated activity levels of the business. I am confident in our cost-cutting ability, and our ability to react quickly to changing market conditions.

It's still too early to predict the timing of the eventual recovery, but we are still of the opinion that OSV demand is not going to be the primary catalyst of that eventual recovery. The two attributes this industry needs, in order to put itself back into the position of earning its cost of capital are substantially lower labor costs which is starting, and for vessels to leave the industry, so that day rates and utilization arise to an appropriate level.

Vessels will leave the industry. It will happen one way or another, but it's certainly not happening at the pace we see in the offshore rig industry. Now that's not unexpected for all the reasons we laid out on the last earnings call, but we anticipate that vessel attrition is a key ingredient to the OSV market recovery. But because this industry is not structured to reduce capacity quickly, we think the future resale price level of existing vessels is going to become very attractive.

With vessel oversupply continuing to weigh down markets worldwide, we are seeing a propensity for operators preferring newer, modern and larger tonnage, and for that newer tonnage to take preference. As this propensity develops further, it will foster the scrapping of older, smaller tonnage. We're seeing offering prices for recently built, high-quality tonnage down about 15%, and we think it has at least that much more to go. It goes without saying that we're not a builder in this market, and quite frankly I'm glad our remaining capital expenditure commitments are as low as they are.

Capitalizing on the downturn will come, and although it's not on our mind, it's not the primary focus of our immediate efforts. Each of the regions as a whole did a bit better than we expected for the first quarter. But there were some differences that showed up at the sub region level.

In the North Sea, the UK sector outperformed Norway. There has been a noticeable amount of bearish press regarding North Sea during the past two months, and I think it's generated by the unusual lack of forward visibility, and a reduced number of long-term tenders in the North Sea. Our customers are acutely aware of the oversupply of vessels in the market today, and that's global. It's not just the North Sea.

And their quite rational behavior has been to stick to the spot market, and post-pone longer-term tenders. This makes markets anxious, probably more so in the North Sea, because in the North Sea there is a higher percentage of work throughout the cycle that is usually done on longer-term charters, combined with the fact that the North Sea usually sees a pick up in long-term charters about this time of year. So the lack of long-term charters in general, especially at this time of the year, has probably resulted in a sentiment that seems worse than we are experiencing.

Now some bearishness is appropriate, and consistent with the supply and demand backdrop we presented on our last earnings call, we do see the North Sea slowing down throughout 2015. Whereas we normally see the second and third quarters being the strongest quarters of the year in the North Sea, this year we anticipate that the North Sea operations will be flattish throughout the year, with utilization ticking up in the second and third quarters, but vessel oversupply bringing day rates down.

The Norwegian sector, which had a heavy drydock quarter with about 10% of its otherwise available days in dry dock this quarter, was anticipated to be at full utilization otherwise. But pre drydock utilization was about 94%. Not bad. So utilization was off about 6% from what we anticipated, but still high.

Now, although utilization were strong, the average day rate in the Norwegian sector was down about $1,000 per day from what we were expecting. But overall, the North Sea demonstrated the relatively strong utilization, and an average day rate we anticipated. On a sequential quarterly basis, the average day rate was down 15%, but utilization was down only 3 percentage points.

The Americas region as a whole, led by the US Gulf of Mexico, is the region that is being hit the hardest. Perhaps because it is more of a spot market and the visibility is never great, but for whatever reason, the sentiment seems relatively strong there compared to the North Sea. In actuality, we are experiencing the opposite. We are seeing utilization and day rates decline in the US Gulf of Mexico faster than any other region of the world.

Even our business in Brazil, which has historically provided a base of long-term contract cover, is starting to feel the market strain as well, undoubtedly coupled with ramifications in the internal difficulties Petrobras is experiencing. For the Americas regions as a whole, the average day rate decreased 15% on a sequential quarterly basis similar to the North Sea, but utilization dropped over 12 percentage points.

Southeast Asia has been in a trough for the past few years, and the market there remains highly competitive. The current downturn is increasing that competitiveness. But since it was already in a highly competitive state, the marginal impacts on day rates and utilization has been much less than what we are seeing in the North Sea or US Gulf of Mexico.

Our outlook for 2015 has diminished from our previous guidance, but the clarity isn't insufficient for us to provide a usual level of specific line item guidance. We feel comfortable doing so for the upcoming quarter, which Jay will cover in his remarks, and we will certainly share with you our generalized perspective on items such as full year revenue by region.

On that more generalized basis, comparing our two largest regions, the North Sea and the Americas, the anticipated calendar year-over-year decrease in average day rate is approximately 25% for both regions. But the anticipated calendar year-over-year decrease in utilization is only 4 percentage points for the North Sea, but 25 percentage points in the Americas. So whereas in the North Sea we are able to trade day rate for utilization, we are not anticipating the ability to do that in the Americas.

In Southeast Asia, the anticipated year-over-year decrease in average day rate is approximately 15%, and the utilization is anticipated to be flat. In addition, where we previously guided to a calendar year seasonality pattern similar to what we have experienced in the past, with the first quarter being the weakest quarter and results improving throughout the year, with some pullback in the fourth quarter, we are now seeing a step down in the second quarter as indicated by our second quarter guidance. And then, quarterly revenue relatively stagnant throughout the second half of 2015.

What drives our typical calendar year seasonality is the North Sea. And what we are anticipating out of the North Sea this year is a slightly unusual summer work season. With that, I will turn the call over to Jay to go over the numbers, and our updated guidance for the second quarter.

Jay Mitchell - Gulfmark Offshore Inc - CFO

Thank you, Quintin. As everyone saw in the press release and the Form 10-Q that was issued last night, we recorded a loss of $0.21 per diluted share. As we discussed in detail on our last call, the downturn is taking hold, and we are cutting costs to match. In Q1, we had an average vessel count of 72, and we had average utilization of 76.9%, down about 6 percentage points sequentially. Average day rates of about $18,000 was down 14% sequentially.

This is the largest ever quarterly decline we've had in day rates, and reflects the dynamics we touched on earlier. We've now fallen 20% since the peak day rates in Q3 of 2014. In the last cycle, our peak to trough day rate drop was 31%. All these items gave us revenue of $89.1 million. Despite the drops in utilization and rates, this was still towards the high-end of our guidance range.

Looking forward, we have contract coverage for about 46% of the remaining days this year. We anticipate utilization for the next quarter to approach 70%. This is below where we had expected in the past. The decline from what we expected in the last quarter's guidance is driven mainly by diminished outlook in the Americas, and the US Gulf of Mexico in particular.

Further, we anticipate that the Q2 day rates will drop by approximately 10% from Q1. That should give us revenues for the next quarter in the range of $70 million to $75 million.

Direct operating expense for the quarter was $50.9 million, excluding $323,000 of severance and exit costs in the North Sea and the Americas region. This run rate is down 12% from the fourth quarter, and it is close to the low end of our guidance range.

By increasing the number of stacked vessels as we go forward, we should be able to further reduce costs, and we anticipate the direct operating expense will be in the range of $49 million to $50 million in the second quarter. Drydock expense was $9 million in the first quarter, which was towards the low end of our guidance range. We anticipate Q2 drydock expense will be in the range of $5 million to $6 million, and the full-year should be $22 million to $24 million.

General and administrative expense was approximately $11 million, slightly under the guided range of $12 million to $13 million. In this quarter, Q1, we benefited from an adjustment of incentive compensation, and at the moment we do not have any plans that this number will further decrease. In fact, we anticipate G&A expense will be approximately $12 million in Q2. Depreciation expense was $18.5 million. It should stay flat in Q2.

Interest expense for the first quarter was $8.2 million, For the full year, we anticipate that number should be $34 million. The tax benefit for the quarter was $4.2 million or 45%. Going forward, we anticipate that the income tax benefit rate will be in the 40 to 50 percentage rate for the remainder of the year.

On the cash front, we generated $2.6 million of cash from operations during the quarter. Q1 is always a lower cash quarter for us, as we prepay some items including insurance, and pay interest expense on our bonds. We expect cash flow will improve from here, as we move throughout the year and benefit from liquidating working capital.

CapEx, net of one vessel sale during the quarter, resulted in a cash outflow of about $7.2 million in the quarter. Cash on hand at the end of the quarter was $59.8 million. We increased our net borrowings on our revolver by about $16 million during the quarter, and total debt at the end of quarter was $560.7 million.

Total CapEx for the remainder of 2015 will be approximately $37 million, of which about $32 million relates to our newbuild CapEx. We have approximately $43 million of planned CapEx for 2016, and nothing for 2017. With that, I am going to turn the call over to David who will talk about operations.

David Rosenwasser - Gulfmark Offshore Inc - COO

Thank you, Jay. In general, across all of our regions, the OSV market during the first quarter was fairly consistent with our expectations. Committed E&P projects continued, but in some instances at rates below the original contracted amounts, as a result of operators taking measures to reduce costs.

Downward pressure remains on all costs of the vessels around the world, but especially for the higher cost of the AHTS and PSVs due to the reduction of CapEx that affected drilling campaigns, with incremental drilling programs being postponed. This has resulted in newer and/or larger vessels chasing contracts with the smaller older vessel requirements, with some success as operators are able to charter newer higher spec vessels at lower costs.

Even though orders for new buildings are drying up, the influx of newbuilds continues to put added pressure on an already crowded market. Fortunately, however, there is a longer-term upside to this, as speculative investor builders complete vessels, but are not able to put them to work. As Quintin mentioned, we're already seeing acquisition opportunities develop, just not yet at the levels we think they need to be. We believe acquisition opportunities will continue to develop as the year progresses.

In the North Sea as expected, a sharp rise in the postponement of projects in an effort to cut costs led to a large reduction in OSV demand. Overall, there are approximately 23 vessels laid up, 12 PSVs and 11 anchor handlers, with more likely to follow. We have commenced the process of stacking two of our oldest PSVs in the region.

On the rig front, there are three semis to deliver into the UK during the remainder of 2015. At the same time, four semis and one jackup are due to come into Norway against one departure. Stacking is increasing, with five vessels currently -- five semis currently stacked, with another 12 coming to the end of their firm periods within 2015. On the jackup side, there is a little less uncertainty, although the number of jackups coming into their end of their firm period within 2015 is also in the double-digits.

Positive news out of the UK area, are a range of measures currently being reviewed, which are aimed at stimulating activity and boosting production in the oil and gas sector. These main initiatives include tax allowances, government investments in new seismic surveys, and tax reductions. The combined contribution of these initiatives would amount to about GBP1 billion of supported UK North Sea industry initiatives. The UK Office of Budget Responsibility has assessed that these new measures could boost expected North Sea oil production by 15% through the end of the decade.

The market in the US Gulf of Mexico continues to be difficult. Although there is a relatively active spot market, rates continue to be very competitive. We have stacked five vessels, and implemented numerous other reductions in order to help minimize costs. However, during the quarter, we also mobilized three vessels out of the US Gulf onto term contracts, and extended contracts for three additional vessels in Mexico and Trinidad.

In Brazil, Petrobras released two of our smaller US flagged PSVs, after their term contracts ended. These two vessels are currently mobilizing back to the US. What's interesting about this, however, is that Petrobras currently has a new multi-year PSV tender out, with rates bid in higher than the vessels Petrobras is releasing. This may simply be a timing issue, but we believe that the tender war process for these and other vessels is likely to continue to develop slowly, considering the various internal political issues currently enveloping Petrobras.

On the US flagged development front, during the beginning of the quarter we took delivery of our second 280 class PSV, which went directly onto a term contract with a major. We've successfully completed our eighth 260 class vessel enhancement, leaving only the ninth and final vessel due to complete near the end of July. Our 300 class newbuilds continued construction, with yard assurances that these vessels will be delivered in Q3 2015 and Q1 2016. However, our belief is that additional delays are possible.

In Southeast Asia, the area in general has been slower to come off than our other areas around the world, but even there rate reductions have been in the range of 15% to 20% as compared to the previous year. More pressure is expected in the third and fourth quarter, as vessels return from deployments on top of the monsoon season. In contrast to other regions, however, the utilization for small anchor handlers remained healthy in comparison to larger vessels, as a number are being used for towages by the [EPIC] contractors for transportation and installation work on already committed projects.

Well, that's a quick run down of the quarter. And with that, I'll turn it back over to Quintin.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Thank you, David. Zilda, please open it up for questions.

 QUESTION AND ANSWER

Operator

Thank you, sir.

(Operator Instructions)

Matthias Detjen, Morgan Stanley.

Matthias Detjen - Morgan Stanley - Analyst

Thank you, gentlemen. Thank you very much for the update. I wanted to ask you a bit more about the demand side. So first, is pretty easy to track the drilling activity accurately, but the other demand drivers such as construction work and development work are harder to track. Could you maybe give us some color on how those have developed in the current oil price environment?

David Rosenwasser - Gulfmark Offshore Inc - COO

I'll give you a general -- this is David -- I will give you a general overview, because each region is somewhat different. But in general, we are seeing activity, It's just that they are really preferring to go after the spot market, because there are vessels available in each of the main regions we operate.

Matthias Detjen - Morgan Stanley - Analyst

And so, has that activity pulled back? Or is there still -- I mean, comparing it to a year ago let's say, is there -- has there been a strong pullback in the kind of activity, or is it about the same still?

David Rosenwasser - Gulfmark Offshore Inc - COO

I'd say in that particular area, it's about the same. There iss just so many more vessels available that competitive -- that rates are very competitive for that type of work.

Matthias Detjen - Morgan Stanley - Analyst

Okay. That's helpful. And then, I have another question about the US Gulf of Mexico. Do you still expect a boost there, the [rig] construction season? I know that 2Q/3, tend to be a bit stronger than the rest of the year, because there's a lot of construction there. Do you expect that kind of bump this year again as well, or?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

We're expecting it to be a bit softer in the Gulf. A lot of that incremental activity is being delayed or pushed back a little bit. There are quite a number of vessels available currently in the US Gulf, with some additional newbuilds obviously coming into the mix. So from our standpoint, it's going to be softer than what we probably expected maybe two or three quarters ago.

Matthias Detjen - Morgan Stanley - Analyst

Okay. That's helpful. Thank you very much. That's all for me.

Operator

George O'Leary, Tudor Pickering Holt & Company. Mr. O'Leary, you might have your phone on mute.

George O'Leary - Tudor, Pickering, Holt & Co. Securities - Analyst

Morning, guys. I did have my phone on mute.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Good morning.

George O'Leary - Tudor, Pickering, Holt & Co. Securities - Analyst

So you mentioned pricing on recently built vessels coming in about 15% so far in this downturn. What level would it take for that pricing to fall to, incrementally beyond the 15% before you guys really got interested in picking up some vessels out there in the market?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Well, I think it at least needs to be at least another 15%. Obviously, our stock is trading at a discount that implies probably a 30% to 35% discount. So yes, we'd be looking for discounts in excess of that.

George O'Leary - Tudor, Pickering, Holt & Co. Securities - Analyst

Okay. That's helpful color. And then, you guys provided some helpful color on vessels that you've stacked, what you've seen stacked in the North Sea. Just curious, in the Gulf of Mexico where it appears to be worse than folks believe, what are you seeing out of your competition? Are they stacking vessels? And are you starting to hear anybody thinking about scrapping vessels, or will we really just see these kind of sold into adjacent markets?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Well, certainly, everybody is stacking them, and most of the stacking that's happening right now is in the US Gulf of Mexico. But it's also happening in the North Sea as well. I haven't heard of any material scrapping actually. And in fact, around the world, I don't know of any material scrapping, and that is one of our concerns though, as it relates to the speed of the recovery for the OSV industry in particular.

George O'Leary - Tudor, Pickering, Holt & Co. Securities - Analyst

Okay. And then maybe just one more. With these vessels that are being stacked, are they all being warmstacked, or are any of these being coldstacked?

David Rosenwasser - Gulfmark Offshore Inc - COO

When we talk about stacking a vessel, what we'll do is make sure that we're maintaining the ability to continue with maintenance on the vessels. And so, we'll have various crews that work across the boat. So we're actually saying we're stacking them. A coldstack is implying that you basically just lock all the doors and put them away, and then don't get on the boats. We're not doing that.

So in some instances, because of the electronics on the vessels, what we may have them plugged into shore power. We may have several people who work across four or five vessels to do maintenance. So it's kind of a -- it's a warmstack, but it's really more towards the cold end.

George O'Leary - Tudor, Pickering, Holt & Co. Securities - Analyst

Thanks very much guys.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Thanks.

Operator

J.B. Lowe, Cowen and Company.

J.B. Lowe - Cowen and Company - Analyst

Hey, good morning, guys. I just had another question on the supply side. You said that structurally the OSV market has a little bit more difficulty time taking supply out of the market than the rig market. Can you just expand on that a little bit, and then expand a little bit on what you guys are seeing in terms of supply reduction so far? I know you touched on it a little bit in your previous question, but if you could just give a little more color that would be great?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Sure. I'll answer the second part first, and then I'll go onto the structural issue. We are certainly seeing people withhold capacity. So we're starting to see people stack vessels, both the North Sea and in the US Gulf of Mexico. And then, there is certainly some idle in the Southeast Asia as well, but that's not new. So the incremental change has been the aggressive stacking that we see in the US Gulf of Mexico, and then also some additional stacking in the North Sea. Now structurally, we are a more fragmented industry than the rigs.

So as a result, we are all self-interested, and generally we focus on utilizing our vessels to the expense of everybody else in the industry. There is also a lot of two and three boat operators around the world, who are essentially checkbook operators. And as a result, they are not going to stack those vessels, and they're going to go immediately to cash breakeven or thereabouts. And so, as a result, there's a lot of stickiness with the OSV population compared to the rigs.

J.B. Lowe - Cowen and Company - Analyst

All right. Thanks very much.

Operator

Turner Holm, Clarkson Platou.

Turner Holm - Clarksons Platou Securities - Analyst

Yes, hi, guys. Thanks for taking my call.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Sure.

Turner Holm - Clarksons Platou Securities - Analyst

Yes, sure. So I just wanted to -- I want to drill down a little bit on what's happening in the North Sea. I mean, in a spot market I guess, we've been at these unfavorable rates for the last six months or so. But the number of vessels that have come out is maybe a little fewer than what you might expect, given the rates and how long they been there. I'm curious, what you think is driving that reticence from the operator side to actually take the vessels out? And then, just any thoughts you have on -- if we could see that -- those removals start to tick up relatively soon?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Yes, Turner, that stickiness that you're talking about is an example of the stickiness we see around the world in the vessel industry. But there are still reasonable margins -- not reasonable margins -- there are positive margins, cash operating margins in the North Sea. And so, people are continuing to operate vessels and not withhold capacity or not stack, and certainly, seeing that in the US Gulf of Mexico as well.

But I mean, I think that is going to take a couple of more quarters of pain, before you start seeing people scrapping vessels, and then aggressively withholding capacity. And as a result, I think we're going to see asset prices retreat, even from their relatively low levels today, throughout the next six to nine months.

Turner Holm - Clarksons Platou Securities - Analyst

Yes, okay, I agree. So to continue along with that theme, just real quick on what your view of what stacking costs is? I mean, it's just something we have -- we get a very wide spread when we ask companies that question. I'm just curious what your take on it is? And then, just any further color you can give on further OpEx reductions going forward? Just would like to understand, how much is left in terms of taking down the OpEx?

David Rosenwasser - Gulfmark Offshore Inc - COO

When we stack -- this is David. When we stack a vessel in the North Sea, it is going to be more towards the coldstacking side. And so, we will remove the crew from the vessel. We'll obviously have vessel managers or others that will look over the vessel and maintenance and security and otherwise.

But from a -- with respect to operating costs for that particular vessel, it will go down to essentially 95% less than its normal operating costs. So the numbers come down substantially. On the operating costs part, going forward --

Jay Mitchell - Gulfmark Offshore Inc - CFO

I think you probably have another 10% to 15% that we are going to be taking out of the numbers by the end of the year.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Yes, we will be taking out by the end of the year.

David Rosenwasser - Gulfmark Offshore Inc - COO

On the operating cost reductions going forward, I mean, as Jay and Quintin just mentioned, we are going to continue to look at opportunities, and the outlook for particular vessels in particular areas going forward to see what other vessels we may stack. You could see us stack maybe two to three additional vessels in the North Sea over the coming months if conditions don't improve, which we don't expect they will. And so, to the extent that there other opportunities to stack vessels, we will obviously look at that going forward (multiple speakers).

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

And Turner, obviously, stacking enables us to reduce headcount, as well as across the board wage reductions. So, in combination with those two factors, it's going to be the material driver in decreasing direct operating expense. But on the SG&A front, we will continue to focus on -- becoming more efficient with the SG&A and sharing resources across regions.

Turner Holm - Clarksons Platou Securities - Analyst

Okay. I appreciate it, guys. Thanks for the color.

Operator

(Operator Instructions)

Cole Sullivan, Wells Fargo.

Cole Sullivan - Wells Fargo Securities, LLC - Analyst

Hi, thanks, guys. My question is for, I guess, David. In your comments you spoke about -- and I think I heard you correctly -- but you said something about some contracted rates coming in below, or some day rates, it sounded like coming in below contracted levels. Is -- were you alluding to some concessions or renegotiations there?

David Rosenwasser - Gulfmark Offshore Inc - COO

I think you're seeing it across the industry. It's one of the factors that we've gone through, where clients are looking to work with us to find reductions in day rates. And to some extent, you may give up rate for additional term, or some other contract negotiated efforts. But there are reductions in kind of 10% to 15% on some of the longer-term contracted rates across the world.

Cole Sullivan - Wells Fargo Securities, LLC - Analyst

Okay. And then also, I think you mentioned something about there's a bit of a substitution process underway, where larger vessels are competing down market. What regions are you seeing the majority of that, and can you expand a little bit more on exactly what you are seeing there?

David Rosenwasser - Gulfmark Offshore Inc - COO

Well, what we are seeing is across the globe and in all regions. And to some extent, that helps benefit us, because of the size and the age of our vessels. But we are seeing that competitiveness from Asia through North Sea into the US.

Cole Sullivan - Wells Fargo Securities, LLC - Analyst

All right. That's all I had. Thank you, guys.

Operator

Mark Brown, Global Hunter.

Mark Brown - Global Hunter Securities, LLC - Analyst

Hi, I just wanted to check on Gulf of Mexico. You might have mentioned this, but do you have the specific utilization in that region? And did you mention how many vessels were stacked overall, or was it just the GulfMark tally?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

We just spoke about the GulfMark vessels. There are quite a few. If I were to guess about stacked vessels in the Gulf, I would probably say, there has got to be something close to two dozen, and that's a full range of a very small PSV, up to the very large PSV.

Jay Mitchell - Gulfmark Offshore Inc - CFO

Our Gulf of Mexico utilization was about 60% this quarter, which was pushed down a little bit by some drydocks as well.

Mark Brown - Global Hunter Securities, LLC - Analyst

And was that marketed utilization or just total?

Jay Mitchell - Gulfmark Offshore Inc - CFO

That's total utilization.

Mark Brown - Global Hunter Securities, LLC - Analyst

Okay. And you mentioned I think in Brazil, that there were new tenders that were coming soon. Do you have -- can you just clarify the timing, and whether you are bidding on those?

Jay Mitchell - Gulfmark Offshore Inc - CFO

The tenders already out, and we have already bid. Petrobras is in the review period currently.

Mark Brown - Global Hunter Securities, LLC - Analyst

How many of them were there?

Jay Mitchell - Gulfmark Offshore Inc - CFO

How many tenders? There were a couple.

Mark Brown - Global Hunter Securities, LLC - Analyst

Okay, okay. And just the -- noticing the Americas region, the term coverage that you have for vessel days in 2015 is 29%, was down from 47% last year at this time. How should we interpret that? Is that just another indication of the softness that you spoke of in this market?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Yes, I think it's an indication of what we talked about earlier in the call, where operators are looking to play in the spot market, as opposed to long-term charters.

Mark Brown - Global Hunter Securities, LLC - Analyst

All right. Thank you very much.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Thank you.

Operator

This concludes today's question and answer session. I would like to turn the conference call back over to Mr. Kneen for any closing remarks.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Thank you, Zilda, and thank you everyone for your interest in GulfMark. We look forward to updating you again in July. Good-bye.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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